UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                           The First Israel Fund, Inc.
                           ---------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    32063L100
                                    ---------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)

                                  SCHEDULE 13G

CUSIP NO.   32063L100
            ---------
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CITY OF LONDON INVESTMENT GROUP PLC, a company incorporated under the laws of England & Wales
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /  /.
                                                                  (b) /  /.

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         GREAT BRITAIN

--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER
                                          203,160
           NUMBER OF
                                 -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
                                 -------- --------------------------------------
             EACH                7.       SOLE DISPOSITIVE POWER
           REPORTING                      203,160
            PERSON
                                 -------- --------------------------------------
             WITH                8.       SHARED DISPOSITIVE POWER
                                          0

-------------------------------- -------- --------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         203,160

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES* /  /.

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.35%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).       Name of Issuer:
                 ---------------
                 The First Israel Fund, Inc.


Item 1(b).       Address of Issuer's Principal Executive Offices:
                 ------------------------------------------------
                 One Citicrop Center,57th Floor,
                 153 East 53rd Street,
                 New York, New York, 10022


Item 2(a).       Names of Person Filing:
                 -----------------------
                 City of London Investment Group PLC


Item 2(b).       Address of Principal Business Office or, if none, Residence:
                 ------------------------------------------------------------
                 10 Eastcheap
                 London EC3M ILX
                 England


Item 2(c).       Citizenship:
                 ------------
                 Great Britain


Item 2(d).       Title of Class of Securities:
                 -----------------------------
                 Common Stock


Item 2(e).       CUSIP Number:
                 -------------
                 32063L100


Item 3.          If this statement is filed pursuant to Rules 13d-1(b), or
                 ---------------------------------------------------------
                 13d-2(b), check whether the person filing is a:
                 -----------------------------------------------
                 (a) / / Broker or Dealer registered under Section 15 of the Act
                 (b) / / Bank as defined in section 3(a)(6) of the Act
                 (c) / / Insurance Company as defined in section 3(a)(19) of the
                         Act
                 (d) / / Investment Company registered under section 8 of the
                         Investment Company Act
                 (e) / / Investment Advisor registered under section 203 of the
                         Investment Advisers Act
                 (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(ii)(F) (Note: See Item 7)

                 (g) /X/ Parent Holding Company, in accordance with Sec.
                         240.13d-1(b)(ii)(G). (Note: See Item 7)
                 (h) / / Group, in accordance with Sec.240.13d-1(b)(ii)(H).


Item 4.  Ownership:
         ----------
         (a) Amount Beneficially Owned: 203,160 as of 30th July 1999
                                        -------
         (b) Percent of Class: 4.35%
                               -----
         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 203,160
                                                                -------
                  (ii) shared power to vote or to direct the vote:  0
                                                                  -----
                  (iii) sole power to dispose or to direct the disposition of:
                        203,160
                        -------
                  (iv) shared power to dispose or to direct the disposition of:
                         0
                       -----

Item 5.          Ownership of Five Percent or Less of a Class:
                 ---------------------------------------------
                 Yes

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:
                ----------------------------------------------------------------
                Not Applicable

Item 7.          Identification and Classification of the Subsidiary Which
                 ---------------------------------------------------------
                 Acquired the Security Being Reported on By the Parent Holding
                 -------------------------------------------------------------
                 Company:
                 --------
                 City of London Investment Management Company Limited (IA) City of London Unit Trust Managers Limited (IA)


Item 8.          Identification and Classification of Members of the Group:
                 ----------------------------------------------------------
                 Not Applicable


Item 9.          Notice of Dissolution of Group:
                 -------------------------------
                 Not Applicable


Item 10.         Certification:
                 --------------
                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 10th August 1999
       ----------------
                                                      / s / P. O'Sullivan
                                                      -------------------
                                                      Name: P. O'Sullivan
                                                      Title: Director